UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 1, 2004

GLOBAL POWER EQUIPMENT GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-16501	73-1541378
(Commission File Number)	(IRS Employer Identification No.)

6120 S. Yale, Suite 1480, Tulsa, Oklahoma	74136
(Address of Principal Executive Offices)	(Zip Code)

(918) 488-0828

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 1, 2004, Global Power Equipment Group Inc. (“GEG”) refinanced certain indebtedness outstanding under its existing amended and restated senior credit facility using proceeds from a new credit agreement entered into among GEG, certain of its subsidiaries, Bank of America, N.A. (“Bank of America”), as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, US Bank National Association as Syndication Agent, Bank of Oklahoma, N.A. as Managing Agent, and M & I Marshall and Ilsley Bank and Citigroup North America, Inc., as lenders (the “Credit Agreement”).

The Credit Agreement provides for a term loan of $25.0 million and a revolving credit facility of up to $75.0 million. The credit facility includes a $65.0 million sub-limit for the issuance of letters of credit for the account of GEG or its subsidiaries. Up to $15.0 million of the revolving credit facility may consist of foreign currency loans to GEG’s subsidiaries, Deltak Power Equipment (China) Co. Ltd., Global Power Equipment (Shanghai) Co., Ltd. and Braden-Europe B.V. The credit facility will be used for working capital and other lawful corporate purposes, and for the issuance of letters of credit.

At GEG’s option, amounts borrowed under the Credit Agreement will bear interest at either the Eurocurrency rate or an alternate base rate, plus, in each case, an applicable margin. The applicable margin will range from 1.75% to 2.75% in the case of a Eurocurrency rate loan, and from 0% to 1.00% in the case of a base rate loan, in each case, based on a leverage ratio. At October 1, 2004, the $25.0 million of term debt bore interest at a rate of 4.75%.

All amounts outstanding under the term loan will be due and payable on October 1, 2009. All amounts outstanding under the revolving credit facility will be due and payable on October 1, 2008. On that date, GEG will have the option, subject to certain conditions, to convert all or a portion of the revolving loans then outstanding to term loans due and payable on October 1, 2009.

The Credit Agreement includes customary affirmative and negative covenants, such as limitations on the creation of new indebtedness and on certain liens, restrictions on certain transactions and payments and maintenance of a consolidated leverage ratio, a consolidated fixed charge coverage ratio and a consolidated asset coverage ratio. A default under the Credit Agreement may be triggered by events such as a failure to comply with financial covenants or other covenants under the Credit Agreement, a failure to make payments when due under the Credit Agreement, a failure to make payments when due in respect of or a failure to perform obligations relating to debt obligations in excess of $5.0 million, a change of control of GEG or certain insolvency proceedings. A default under the Credit Agreement would permit the participating banks to restrict GEG’s ability to further access the credit facility for loans, require the immediate repayment of any outstanding loans with interest and require the cash collateralization of outstanding letter of credit obligations.

The Credit Agreement prohibits GEG from paying cash dividends to its stockholders. The Credit Agreement is:

•	guaranteed by all of GEG’s domestic subsidiaries; and

•	secured by a lien on all of the property and assets of GEG’s domestic subsidiaries, including, without limitation, a pledge of all capital stock owned by GEG and its domestic subsidiaries, subject to a limitation of 65% of the voting stock of any foreign subsidiary.

Certain of the lenders under the Credit Agreement and/or their affiliates have provided, from time to time, and may continue to provide, commercial banking, investment banking, financial and other services to GEG and/or its affiliates for which GEG and/or its affiliates have paid, and expect to pay, customary fees.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the closing of the Credit Agreement, on October 1, 2004, GEG borrowed $25.0 million under the term loan. GEG had no borrowings outstanding under the revolving credit facility under the Credit Agreement at October 1, 2004. Approximately $16.7 million of the proceeds from the term loan were used to repay in full the outstanding balance on the existing amended and restated senior credit facility among GEG, certain of its subsidiaries, certain financial institutions party thereto as lenders and Deutsche Bank Trust Company Americas, as administrative agent. The amended and restated senior credit facility was terminated effective as of October 1, 2004. However, all letters of credit issued under the amended and restated senior credit facility will remain outstanding. A standby letter of credit equal to 100% of the approximately $32.7 million in letters of credit outstanding under the amended and restated senior credit facility was issued under the Credit Agreement to Deutsche Bank Trust Company Americas. This standby letter of credit will be reduced as letters of credit issued under the amended and restated senior credit facility expire or are replaced by letters of credit issued under the new credit facility.

At the time of the termination of the amended and restated senior credit facility, $0.2 million of unamortized loan fees were written off by GEG.

Certain of the lenders under the amended and restated senior credit facility and/or their affiliates have provided, from time to time, and may continue to provide, commercial banking, investment banking, financial and other services to GEG and/or its affiliates for which GEG and/or its affiliates have paid, and expect to pay, customary fees.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the Credit Agreement in Items 1.01 and 1.02 of this Current Report on Form 8-K is incorporated by reference herein.

Item 3.03 Material Modification to Rights of Security Holders.

The Credit Agreement prohibits GEG from paying cash dividends to its stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL POWER EQUIPMENT GROUP INC.

Date: October 6, 2004	By:	/s/ Candice L. Cheeseman
Candice L. Cheeseman General Counsel and Secretary